Exhibit 10.1

June 8, 2026

Jared Oasheim

joasheim@cvrx.com

Re:           Employment Transition Agreement

Dear Jared,

I want to thank you for your service to CVRx, Inc. (the “Company”). I understand you have chosen to transition from CVRx and appreciate your willingness to effect a smooth transition as outlined in this letter agreement (“Agreement”).

1.             Transition and Resignation from Employment. You hereby confirm your resignation as an officer of the Company and any of its subsidiaries and affiliates, effective as of the end of the day on the day preceding the Officer Transition Date (as outlined below), and your resignation as an employee of the Company as of the Separation Date (as outlined below). You agree to continue to serve as the Chief Financial Officer of the Company until the Officer Transition Date. The “Officer Transition Date” is the date on which your successor as Chief Financial Officer commences employment with the Company in such role, or such other date as the Company determines to initiate a transition of your officer role. The “Separation Date” is the date on which your employment with the Company ends in accordance with this Agreement.

2.             Transition Period.

(a)            Scope of Engagement. Subject to the terms and conditions of this Agreement, you agree to remain in the employ of the Company, and the Company agrees to continue your employment, from the date of this Agreement through the later of (i) August 31, 2026, or (ii) 30 days following the Officer Transition Date (such date, the “Anticipated Separation Date,” and the period between the Effective Date and the Separation Date, the “Transition Period”). During the Transition Period until the Officer Transition Date, you shall continue to report to the Company’s Chief Executive Officer (the “CEO”). Your duties and responsibilities shall be consistent with the duties and responsibilities held by you immediately prior to the date of this Agreement.

During the Transition Period from the Officer Transition Date to the Separation Date, you will cease to be an executive officer and member of the senior leadership team, and will continue to report to the CEO and perform such duties and responsibilities to support the transition to your successor and as otherwise assigned to you by the CEO. The Company agrees that you will be allowed to perform your continued employment following the Officer Transition Date remotely unless your physical presence is reasonably required for a specific meeting or task. You will receive reasonable advance notice of any time your physical presence is reasonably required.

During the entire Transition Period, you shall follow all applicable policies and procedures adopted by the Company from time to time, including without limitation policies relating to business ethics, conflict of interest, non-discrimination and non-harassment, respectful behavior, and confidentiality and protection of trade secrets. You shall not, without the Company’s prior written consent, commence other employment or engage in other business activities during the Transition Period that would prevent you from fulfilling the duties or responsibilities as set forth in or contemplated by this Agreement.

(b)            Pay and Benefits.

i.            Transition Salary: While you are employed during the Transition Period, the Company will pay you a base salary at the same base salary rate in effect for you as of the date of this Agreement (the “Transition Salary”), subject to normal withholdings and payable in accordance with the Company’s normal payroll practices.

ii.           Benefits Coverage: In addition, during the Transition Period you shall participate in such employee benefit plans and programs for which you may be eligible and in which you participated on the date of this Agreement, pursuant to the terms and conditions of such plans.

iii.          Annual Incentive Bonus: You shall be eligible for your full cash bonus payment for fiscal year 2026 based on the Company’s actual level of percentile achievement against the 2026 corporate bonus plan and your target in effect prior to the date hereof, which amount, if any, will be paid at the same time as payments of other annual incentive payouts under the 2026 corporate bonus plan to other corporate officers (expected to be around February 2027);

iv.           Extended Option Exercise Period: The Company agrees to amend all of your outstanding Company stock options which were granted prior to June 2021 (“Pre-IPO Options”) to provide that, so long as you (i) are in compliance with the applicable conditions of Section 5(a) below and (ii) provide the Consulting Services during the Consulting Period (as such terms are defined below and in accordance with the terms of Section 5(c) below and Exhibit A hereto), then (A) your Pre-IPO Options will remain outstanding during the Consulting Period, and (B) any Pre-IPO Options which have vested and are outstanding at the end of the Consulting Period will remain exercisable for a period of three months after the Consulting Period ends; and

v.            Paid Time Off: You acknowledge and agree that, per Company policy, you do not accrue paid time off and will not be entitled to any payment for accrued and unused paid time off upon conclusion of the Transition Period, but will be entitled to take normal time off prior to the Separation Date in accordance with Company policy.

(c)            Expenses. The Company shall reimburse you for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by you in the performance of your duties and responsibilities for the Company during the Transition Period, subject to the Company’s normal policies and procedures for employee expense verification and documentation.

(d)            Early Termination. Notwithstanding anything in this Agreement to the contrary, your employment hereunder may be terminated before the Anticipated Separation Date by the Company for the following reasons: (i) by the Company with Cause (as defined in the Employment Agreement (identified below), which for the purposes of this Agreement, shall also include any violation of this Agreement, which such violation remains uncured (to the extent susceptible to cure) for 30 days following written notice thereof), or (ii) your death or your becoming Disabled (as outlined in the Employment Agreement). If your employment ends prior to the Anticipated Separation Date, you shall not be eligible to any additional pay or benefits from the Company under this Agreement (including without limitation, the Consulting Fees) and the Company shall have no obligation to offer you any consulting arrangement.

3.             Equity Grants. You have been granted stock options and restricted stock units in connection with your employment with the Company (the “Equity Grants”), subject to the terms of any individual grant agreements (each, a “Grant Agreement”). Upon termination of your employment, the vesting of any of your then-issued, but unvested Equity Grants shall be treated in accordance with the individual Grant Agreements, including for the purposes of any continued vesting and applicable exercise periods. You shall continue to vest in any Equity Grant up through the Separation Date and through any period of continued service (including for service during the Consulting Period described below) if so provided in the Grant Agreement and applicable plan document. You acknowledge that the extension of the post-termination expiration period of your Pre-IPO Options, as set forth in Section 2(b)(iv) of this Agreement, will, effective upon the earlier of the date that you execute this Agreement or the 30th day following your receipt of this Agreement, result in the loss of incentive stock option tax treatment under Section 422 of the Internal Revenue Code (the “Code”), and the Pre-IPO Options will be treated as nonqualified stock options. For the sake of clarity, Schedule 1 lists your outstanding Equity Grants and Grant Agreements. You acknowledge that you will not be eligible for any further grants of equity awards.

4.             Releases. At the same time you execute this Agreement, you are executing a release agreement in the form provided by the Company (the “First Release”). If you do not sign this Agreement or the First Release, or you rescind the First Release, this Agreement shall be of no further effect and the Company may accept your resignation immediately and you shall not be entitled to any payments under the Employment Agreement. Section 5 below contemplates a second release in the form provided by the Company (the “Second Release”). This Agreement will not be interpreted or construed to limit the First Release or Second Release in any manner. The existence of any dispute related to the interpretation of this Agreement, or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the First Release or Second Release.

5.            Post-Employment Consideration and Consulting Arrangement.

(a)           Post-Employment Consideration. Provided that (1) your employment with the Company does not end prior to the Anticipated Separation Date for any reason; (2) you sign and do not rescind this Agreement and the First Release; (3) you materially comply with all of your obligations under this Agreement and the Confidentiality Agreement (as defined below) during the Transition Period and following the Separation Date; and (4) you sign and do not rescind the Second Release on or after the Separation Date, the Company agrees to provide you the following:

i.            Transition Support Payment: The Company shall provide you a cash payment to recognize your commitment to providing transition support to the Company in an amount equal to $262,000, which shall be payable in two equal installments on November 30, 2026, and February 28, 2027, and which shall be subject to tax treatment based on your applicable status at the time of any such payments. If the Separation Date has not occurred prior to the payment date for any installment of the Transition Support Payment, such installment shall be paid to you so long as the conditions outlined in Section 5(a) other than subsection (4) have been met as of such installment date. If your employment ends prior to the Anticipated Separation Date but following your receipt of any installment of the Transition Support Payment, you shall be entitled to retain such installment, subject to the remaining conditions outlined in Section 5(a) above.

ii.           Consulting Arrangement: The Company shall engage you, and you shall be available and shall provide services to the Company as a consultant after the Separation Date through the earlier of: (i) February 28, 2027; (ii) the date of your death or you becoming Disabled (as defined in the Employment Agreement); or (iii) the date the Company terminates the consulting arrangement for Cause (as defined in the Employment Agreement) or because you fail to satisfy any of the conditions identified in this Section (such period, the “Consulting Period”).

(b)            Consulting Fees. As compensation for your services during the Consulting Period, the Company shall pay you the rate set forth in Exhibit A hereto (the “Consulting Fees”). The Consulting Fees shall be payable to you as 1099 income as an independent contractor and not W-2 income as an employee, and you shall be solely responsible for payment of any and all income, employment or other taxes owing with respect to compensation paid under this Section. For avoidance of doubt, during the Consulting Period you will not be an employee of the Company and will not be entitled to any new awards of bonuses or other compensation, benefits or equity-based awards provided to employees of the Company other than the Consulting Fees; provided however, you hereby elect that the Company may deduct your portion of your COBRA premiums from the Consulting Fees.

(c)            Consulting Services. During the Consulting Period, you will provide the services described in Exhibit A (the “Consulting Services”). In addition, after the expiration of the Consulting Period, upon the Company’s reasonable request, and at no additional expense to the Company, you will be reasonably available, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities in connection with any litigation or investigation, with respect to matters that you have or may have knowledge of by virtue of your employment by or service to the Company or any related entity. In performing your obligations under this Section 5(c) to testify or otherwise provide information, you will honestly, truthfully, forthrightly, and completely provide the information requested. You will comply with this Agreement upon reasonable notice from the Company that the Company or its attorneys believe that your compliance would be helpful in the resolution of an investigation or the prosecution or defense of claims.

(d)            Confidentiality and Compliance Obligations. During your performance of the Consulting Services and thereafter, you acknowledge you will continue to have access to and learn Proprietary Information of the Company as defined in the Confidentiality Agreement (defined below). You acknowledge and agree that your non-disclosure obligations under the Confidentiality Agreement will continue to apply to your continued service to the Company under this Agreement, and you agree not to disclose any Proprietary Information except as expressly required for your performance of your duties hereunder or as authorized by the Company. Similarly, you agree to remain bound by the Company’s Insider Trading Policy to the extent that the Company advises you it applies as a result of your awareness of any material, non-public information in connection with your performance of the Consulting Services.

6.             Prior Agreements. You and the Company are parties to an Employment Agreement, dated as of June 21, 2021 (the “Employment Agreement”), and the Employee Proprietary Information and Inventions Agreement entered into in connection with your employment with the Company (the “Confidentiality Agreement”). You acknowledge and agree the Confidentiality Agreement remains in place and nothing in this Agreement is intended to modify, amend, cancel or supersede the Confidentiality Agreement in any manner.

7.             Indemnification; Coverage. The Company agrees to indemnify you and hold you harmless to the fullest extent permitted by applicable law, the Company’s certificate of incorporation and bylaws and your indemnification agreement with the Company, as in effect on the date hereof or as amended from time to time (provided that any such amendment shall not adversely affect your rights to indemnification as set forth herein unless required by law). You will also be entitled, as a former employee and officer of the Company, to legal defense to the extent provided by any applicable general liability and/or directors’ and officers’ liability insurance policies maintained by the Company. Finally, in the event of your participation as a former employee in any proceeding or investigation against the Company, you will be entitled to the same coverage of expenses of legal counsel to represent you in such matter as the Company provides to other former employees. Nothing in this Agreement, the First Release, or the Second Release supersedes or modifies your right to any such indemnification or coverage.

8.             Records, Documents, and Property. You acknowledge and represent that you will deliver to the Company on or before the conclusion of the Consulting Period, or at such earlier time as the Company may request, any and all Company records and any and all Company property in your possession or under your control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, or calculations and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company. Nothing in this Section 8 is intended to preclude you from keeping documents that are related solely to your compensation, benefits, rights, and other perquisites of being an employee of the Company and/or its subsidiaries.

9.             Taxes. The Company may take such action as it deems appropriate to ensure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefits or any other payments made pursuant to this Agreement, and in order to comply with all applicable federal, state, city and other tax laws or regulations, are withheld or collected from you. This Agreement is intended to satisfy or be exempt from the requirements of Section 409A(a)(2), (3) and (4) of the Code, and should be interpreted accordingly. To the extent that any amounts payable under this Agreement are required to be delayed under Code Section 409A, such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from any amounts that are not required to be delayed. Any delayed payment shall be made as soon as possible after the required delay. You acknowledge and agree that the Company has made no assurances or representations to you regarding the tax treatment of any consideration provided for in this Agreement and that the Company has advised you to obtain your own personal tax advice. Except for any tax amounts withheld by the Company from the payments or other consideration hereunder and any employment taxes required to be paid by the Company, you shall be solely responsible for payment of any and all taxes or penalties owed in connection with the consideration provided for in this Agreement.

10.           Full Compensation. You acknowledge and understand that the payments and other consideration provided by the Company under this Agreement will fully compensate you for and extinguish any and all of the potential claims you are releasing, including without limitation, your claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief. You acknowledge you shall have no rights to compensation under the Employment Agreement based on your resignation.

11.           No Admission of Wrongdoing. You and the Company each understand and agree that this Agreement does not constitute an admission that the Company has violated any local ordinance, state or federal statute, or principle of common law, that any party has engaged in any unlawful or improper conduct, or that either party has been treated unfairly. You will not characterize this Agreement as an admission that the Company has engaged in any unlawful or improper conduct or treated you unfairly.

12.           Legal Representation. You acknowledge that you have been advised by the Company to consult with your own attorney before executing this Agreement, the First Release, or the Second Release. You further acknowledge that you have had a full opportunity to consider this Agreement, the First Release, and the Second Release, that you have had a full opportunity to ask any questions that you may have concerning this Agreement, the First Release, or the Second Release, or the settlement of any potential claims against the Company, and that you have not relied upon any statements or representations made by the Company or its attorneys, written or oral, other than the statements and representations that are explicitly set forth in this Agreement and the documents referenced herein. The Company will reimburse you for reasonable legal fees up to $10,000 for the review and negotiation of this Agreement, subject to your submission of appropriate documentation related to such expenses.

13.           Assignment and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. You may not assign this Agreement or any rights or obligations hereunder, except as provided herein in the case of your death, and except as provided by the Grant Agreements and the Company’s other benefit plans and policies in the case of your death. Any other purported or attempted assignment or transfer by you of this Agreement or any of your duties, responsibilities, or obligations hereunder shall be void. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business and/or assets to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

14.           Notices. For purposes of this Agreement, notices provided in this Agreement shall be in writing and shall be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of you as stated in the employment records of the Company or, in the case of the Company, to its principal office, to the attention of the Company’s CEO, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

15.           Remedies. You acknowledge that it may be difficult to fully compensate the Company for monetary damages resulting from any breach by you of the provisions of this Agreement. Accordingly, in the event of any actual or threatened breach of any such provisions, the Company shall, in addition to any other remedies it may have, be entitled to seek injunctive and other equitable relief to enforce such provisions, and such relief may be granted without the necessity of proving actual monetary damages.

16.           Governing Law; Jurisdiction. This Agreement and the Release are made under and shall be governed by and construed in accordance with the laws of the State of Minnesota, without regard to conflicts of laws principles thereof. Any dispute or claim under this Agreement shall be brought exclusively in the state or federal courts of Minnesota, and you and the Company hereby consent to personal jurisdiction in Minnesota.

17.           Entire Agreement. This Agreement, any Grant Agreement, and the Confidentiality Agreement contain the entire agreement between the Company and you with respect to your employment by the Company, the termination of such employment, and the Transition Period and Consulting Period, and there are no undertakings, covenants, or commitments other than as set forth in this Agreement, the First Release, Second Release, any Grant Agreements, the Confidentiality Agreement, and any qualified employee benefit plans sponsored by the Company in which you are a participant. This Agreement is intended to, and does, supersede and replace the Employment Agreement, and therefore the Employment Agreement is of no further force and effect as to you, and you have no rights under the Employment Agreement. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.

18.          Counterparts; Captions and Headings. This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument. The captions and Section (and subsection) headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof.

19.          Survival. The parties expressly acknowledge and agree that the provisions of this Agreement which by their express or implied terms extend beyond the termination of your employment or consulting services hereunder, including without limitation Sections 5, 6, 7, and 8 of this Agreement, shall continue in full force and effect, notwithstanding the conclusion of the Transition Period or Consulting Period (if applicable). In addition, the representations and warranties contained herein shall survive the execution and delivery hereof and the consummation of the transactions contemplated hereby.

20.          Waivers. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law. No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, shall be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived). Any waiver of rights or obligations hereunder shall be in writing signed by the waiving party.

[signature page follows]

Again, we appreciate your service to CVRx and look forward to working together on a smooth transition as you separate from employment. Please sign below to confirm your acceptance and understanding of these terms.

Sincerely,

CVRX, Inc.

By:	/s/ Kevin Hykes
Kevin Hykes Its President & Chief Executive Officer

Accepted and agreed:

JARED OASHEIM

/s/ Jared Oasheim
Signature

EXHIBIT A

CONSULTING SERVICES

Consulting Fees:

During the Consulting Period, the Company shall pay you for the Consulting Services as follows (the “Consulting Fees”):

•	An hourly consulting fee of $245 for services requested by the Company.

The Company shall reimburse you for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by you in the performance of the Consulting Services (defined below), subject to the Company’s policies and procedures for expense verification and documentation.

The Consulting Fees and expenses will be paid on or about the last business day of each month during the Consulting Period following receipt of an invoice reasonably detailing the services provided during such period.

Consulting Services:

During the Consulting Period, you will provide the following services to the Company during normal business hours, at the Company’s request upon reasonable advance notice (the “Consulting Services”):

(a)	Consult with, advise and assist the Company with respect to the transition of your duties and responsibilities as an employee to others, and

(b)	Consult with respect to other matters about which you had knowledge or responsibility during your employment with the Company.

The Company agrees that you will be allowed to perform the Consulting Services remotely unless your physical presence is reasonably required for a specific meeting or task. You will receive reasonable advance notice of any requested Consulting Services and any time your physical presence is reasonably required.

You shall be available to provide the Consulting Services for up to 40 hours per week during the Consulting Period. Upon 10 business days’ advance notice to the Company, you may elect to reduce your time commitment for the Consulting Services such that the maximum hours of Consulting Services is no more than five hours per week, with any such Consulting Services to be provided at a time and in a manner that is not unreasonably disruptive to any other employment or business activities.

A-1